Exhibit 10.15

PURCHASE AND SALE AGREEMENT
by and among
CNX MIDSTREAM PARTNERS LP
CNX MIDSTREAM DEVCO I LP
CNX MIDSTREAM DEVCO III LP
and
CNX GATHERING LLC

and for purposes of Section 5.2 only,
CNX MIDSTREAM DEVCO I GP LLC, CNX MIDSTREAM DEVCO III GP LLC and
CNX MIDSTREAM OPERATING COMPANY LLC

dated as of
February 7, 2018

TABLE OF CONTENTS
Page
ARTICLE I. DEFINITIONS; RULES OF CONSTRUCTION2
1.1Definitions    2
1.2References and Rules of Construction    2

CLE II. PURCHASE AND SALE; CONSIDERATION; ACKNOWLEDGEMENTS	3
2.1Purchase and Sale    3
2.2Purchase Price    3
2.3Purchase Price Adjustments    3
2.4Assumed Liabilities    4
2.5Transaction Taxes    5
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CNX GATHERING5
3.1Organization and Existence    5
3.2Authority and Approval; Enforceability    5
3.3No Conflict    5
3.4Consents    6
3.5Proceedings; Laws and Regulations    6
3.6Management Projections and Budgets    7
3.7Title to Interests    7
3.8Brokerage Arrangements    8

Page i

3.9No Preferential Rights    8
3.10Real Property; Rights-of-Way.    8
3.11Environmental Matters    9
3.12Shirley-Penns Assets    9
3.13Permits.    9
3.14Contracts.    10
3.15Insurance    10
3.16Taxes    10
3.17No Other Representations or Warranties    11

ARRANTIES OF THE PARTNERSHIP PARTIES	11
4.1Organization and Existence    11
4.2Authority and Approval; Enforceability    11
4.3No Conflict    11
4.4Consents    12
4.5Laws and Regulations; Litigation    12
4.6Delivery of Fairness Opinion    12
4.7Brokerage Arrangements    13
4.8No Other Representations or Warranties    13
ARTICLE V. COVENANTS AND AGREEMENTS13
5.1Interim Operation of the Shirley-Penns Assets    13

Page ii

5.2Reorganization    13
5.3Consents    14
5.4HSR Act    15
5.5Further Assurances    15
5.6Financing Cooperation    15
5.7Tax Covenants    16
ARTICLE VI. CONDITIONS TO CLOSING16
6.1Conditions to the Obligations of Each Party    16
6.2Conditions to the Obligations of the Partnership Parties    17
6.3Conditions to the Obligations of CNX Gathering    17
ARTICLE VII. CLOSING18
7.1Closing    18
7.2Deliveries by CNX Gathering    18
7.3Deliveries by the Partnership Parties    18
ARTICLE VIII. INDEMNIFICATION19
8.1Indemnification of CNX Gathering    19
8.2Indemnification of the Partnership Parties    19
8.3Demands    19
8.4Right to Contest and Defend    19
8.5Cooperation    20

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8.6Right to Participate    20
8.7Payment of Damages    20
8.8Limitations on Indemnification    20
8.9Survival    21
8.10Sole Remedy    21
8.11Express Negligence Rule    22
8.12Knowledge    22
ARTICLE IX. TERMINATION22
9.1Events of Termination    22

.2	Effect of Termination 22
ARTICLE X. MISCELLANEOUS23
10.1Expenses    23
10.2Right of Offset    23
10.3Notices    23
10.4Governing Law    24
10.5Public Statements    24
10.6Form of Payment    24
10.7Entire Agreement; Amendments and Waivers    24
10.8Binding Effect and Assignment    25
10.9Severability    25

Page iv

10.10Interpretation    25
10.11Counterparts    25

APPENDICES AND EXHIBITS

Appendix I	Definitions

Exhibit A-1	Form of SP Holdings Assignment

Exhibit A-2	Form of CNX Assignment

Exhibit A-3	Form of DevCo Assignment

Exhibit B	Form of First Amendment to CNX GGA

Exhibit C-1	Shirley-Penns System Maps

Exhibit C-2	Gathering System

Exhibit C-3	Real Property Interests

Exhibit D-1	CNX Gathering Shirley-Penns Assets

Exhibit D-2	CNX Gathering Shirley-Penns Contracts

Page v

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of February 7, 2018 by and among CNX Midstream Partners LP, a Delaware limited partnership (the “Partnership”), CNX Midstream DevCo I LP, a Delaware limited partnership (“DevCo I LP”), CNX Midstream DevCo III LP, a Delaware limited partnership (“DevCo III LP”), and CNX Gathering LLC, a Delaware limited liability company (“CNX Gathering”), and for purposes of Section 5.2 only, CNX Midstream DevCo I GP LLC, a Delaware limited liability company (“GP I”), CNX Midstream DevCo III GP LLC, a Delaware limited liability company (“GP III”), and CNX Midstream Operating Company LLC, a Delaware limited liability company (“OpCo”). The Partnership, DevCo I LP, DevCo III LP and CNX Gathering are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, CNX Gas Company LLC, a Virginia limited liability company (“CNX”), owns 100% of the membership interests in CNX Gathering, which owns (a) 100% of the membership interests in CNX Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and general partner of the Partnership, (b) a 95% limited partner interest in DevCo III LP, which owns the DevCo Shirley-Penns Assets (as defined below) and (c) the CNX Shirley-Penns Assets (as defined below);
WHEREAS, the Partnership owns 100% of the membership interests in OpCo, which owns (a) 100% of the membership interests in GP I, which owns a 75% general partner interest in DevCo I LP, (b) a 25% limited partner interest in DevCo I LP and (c) 100% of the membership interests in GP III, which owns a 5% general partner interest in DevCo III LP;
WHEREAS, DevCo III LP has funded the acquisition and all other costs associated with the real property included in the CNX Shirley-Penns Assets and administers the contracts included in the CNX Shirley-Penns Assets;
WHEREAS, CNX, as shipper, and OpCo, DevCo I LP, CNX Midstream DevCo II LP, a Delaware limited partnership, and DevCo III LP, collectively, as gatherer, are parties to that certain Second Amended and Restated Gas Gathering Agreement, dated as of January 3, 2018 (the “CNX GGA”);
WHEREAS, in accordance with the terms of this Agreement (collectively, the “Transaction”):
(a)prior to the Closing (as defined below), (i) DevCo III LP shall form a wholly-owned limited liability company (“SP Holdings”) and contribute, assign, transfer, convey and deliver to SP Holdings the DevCo Shirley-Penns Assets, (ii) CNX Gathering shall assign, transfer, convey and deliver to SP Holdings the CNX Shirley-Penns Assets; and (iii) following such contribution from DevCo III LP and assignment from CNX Gathering, DevCo III LP shall distribute 95% of the membership interests in SP Holdings (the “CNX Interests”) to CNX Gathering and 5% of the membership interests in SP Holdings (the “DevCo Interests”) to GP III;
(b)in connection with the Closing, (i) CNX Gathering shall assign, transfer, convey and deliver to DevCo I LP, as designee of the Partnership, and DevCo I LP, as the Partnership’s designee, will receive, accept and acquire from CNX Gathering, the CNX Interests in exchange for the Purchase Price (as defined below) and (ii) GP III shall assign, transfer, convey and deliver to DevCo I LP, as designee of the Partnership, and DevCo I LP, as the Partnership’s designee, will receive, accept and acquire from GP III, the DevCo Interests; and

(c)in connection with the Closing, the Partnership and CNX desire to amend (or cause to be amended) the CNX GGA to reflect the transactions contemplated by this Agreement as set forth in that certain First Amendment to CNX GGA substantially in the form attached as Exhibit B (the “CNX GGA Amendment”);
WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “Board of Directors”) has previously:
(a)received an opinion (the “Fairness Opinion”) of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Purchase Price (as defined below) to be paid by the Partnership pursuant to this Agreement is fair, from a financial point of view, to the Partnership and to the holders of common units representing limited partner interests in the Partnership, other than the General Partner and CNX Resources Corporation, a Delaware corporation, and their respective Affiliates (collectively, the “Public Unitholders”);
(b)after an evaluation of, among other things, the Transaction, the Fairness Opinion and the proposed terms and conditions of this Agreement and the other Transaction Documents (as defined below), determined in good faith that the Transaction, including this Agreement and the other Transaction Documents, are in the best interests of the Partnership and the Public Unitholders;
(c)unanimously approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents, such approval constituting (i) “Special Approval” for purposes of the Partnership Agreement (as defined below) and (ii) approval of the Board of Directors, without necessity of further approval or action by the Board; and
(d)unanimously approved the entry into the Transaction Documents and the consummation of the Transaction upon the terms and conditions set forth in the Transaction Documents by the Partnership or its designee(s);
WHEREAS, the respective Parties have taken or caused to be taken all limited liability company and limited partnership action, as the case may be, required to approve the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I.
DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. For purposes this Agreement, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I.

1.2    References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendices, Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Appendix, Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any law means such law as it may be amended from time to time.
Article II.
PURCHASE AND SALE; CONSIDERATION; ACKNOWLEDGEMENTS
2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and in the DevCo Assignment, at the Closing, CNX Gathering shall sell, transfer, assign, convey and deliver, and DevCo I LP, as designee of the Partnership, agrees to purchase and pay for the CNX Interests.
2.2    Purchase Price. At the Closing, in consideration for the sale of the CNX Interests, the Partnership shall pay to CNX Gathering an amount of cash equal to $265,000,000 (as adjusted pursuant to Section 2.3, the “Purchase Price”).
2.3    Purchase Price Adjustments.
(a)Adjustments. The Purchase Price shall be adjusted as follows:
(i)    upwards by an amount equal to 95% of the revenues associated with the Shirley-Penns Assets and attributable to the period prior to the Effective Time to the extent that such proceeds have not been received by CNX Gathering;
(ii)    upwards by an amount equal to 95% of the capital and/or operating expenditures related to the development, engineering, permitting, design, procurement, construction, installation and operation of the Shirley-Penns Assets (the “Asset Expenses”) paid by CNX Gathering and attributable to the period from and after the Effective Time;
(iii)    downwards by an amount equal to 95% of the revenues associated with the Shirley-Penns Assets and attributable to the period from and after the Effective Time to the extent that such proceeds have been received by CNX Gathering; and
(iv)    downwards by an amount equal to 95% of the Asset Expenses paid by the Partnership Parties and not reimbursed by CNX Gathering and attributable to the period prior to the Effective Time.
(b)Revenue and Expense Allocation. CNX Gathering shall be entitled to all of the rights of ownership attributable to 95% of the Shirley-Penns Assets and shall remain responsible for 95% of the Asset Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the occurrence of Closing, the Partnership Parties shall be entitled to all of the rights of ownership attributable to the Shirley-Penns Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Asset Expenses, in each case, from and after the Effective Time. Subject to Section 2.5, (i) 95% of all Asset Expenses that are incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to CNX Gathering and (ii) all Asset Expenses that are incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to DevCo I LP or SP Holdings.
(c)Purchase Price Statements. Not less than one day prior to the Closing, CNX Gathering shall prepare and deliver to the Partnership a statement setting forth the Purchase Price (using the information available to CNX Gathering at such time, including its good faith estimates where actual adjustments are not available) and providing reasonable supporting documentation used to determine the adjustments set forth in Section 2.3(a). Not less than 120 days following Closing, CNX Gathering shall prepare and deliver to the Partnership a statement setting forth the Purchase Price based on actual revenues and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price. Within 30 days following receipt of the final statement, the Partnership may deliver to CNX Gathering a notice setting forth any proposed changes to the final adjustments to the Purchase Price. Following such delivery, CNX Gathering and the Partnership shall use their commercially reasonable efforts to agree on all final adjustments to the Purchase Price no later than 90 days after delivery of the CNX Gathering’s statement.
(d)In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Pittsburgh, Pennsylvania office of a nationally recognized accounting firm that is mutually agreeable to the Parties for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.3. The Parties shall instruct the accounting firm to deliver to the Parties a written determination within 30 days after submission of the matters in dispute, which shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by CNX Gathering nor decrease the Purchase Price more than the decrease proposed by the Partnership, as applicable. The accounting firm shall act as an independent neutral expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages, interest or penalties to the Parties with respect to any matter. CNX Gathering and the Partnership shall each bear its own legal fees and other costs of presenting its case. CNX Gathering shall bear one-half and the Partnership shall bear one-half of the costs and expenses of the accounting firm. Within ten days after the earlier of (i) the expiration of the Partnership’s 30-day review period without delivery of any written report by the Partnership and (ii) the date on which the Parties finally determine the Purchase Price, as adjusted, or the accounting firm finally determines the disputed matters submitted to it, as applicable, (A) the Partnership shall pay to CNX Gathering the amount by which the final adjusted Purchase Price exceeds the amount paid to CNX Gathering at the Closing or (B) CNX Gathering shall pay to the Partnership the amount by which the amount paid to CNX Gathering at the Closing exceeds the final adjusted Purchase Price, as applicable. Any post-closing payment pursuant to this Section 2.3 shall bear interest from the Closing Date to the date of payment at the Prime Rate.
2.4    Assumed Liabilities. Subject to the indemnification rights provided in Section 8.2, from and after the Closing, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time prior to, on or after the Effective Time, in connection with the ownership of the CNX Interests and/or the Shirley-Penns Assets or other activities occurring in connection with and attributable to the ownership of the CNX Interests and/or the Shirley-Penns Assets (collectively, the “Assumed Liabilities”).
2.5    Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”) shall be borne fifty percent (50%) by CNX Gathering and fifty percent (50%) by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.
Article III.
REPRESENTATIONS AND WARRANTIES OF CNX GATHERING
CNX Gathering hereby represents and warrants to the Partnership Parties that:
3.1    Organization and Existence. SP Holdings and each CNX Party has been (or will be once formed) duly formed and is (or will be once formed) validly existing as a limited partnership or limited liability company and is in good standing under the laws of its state of formation, with full power and authority to own, lease and operate its properties and to conduct its business as and where such properties are owned, leased and operated and such business is conducted as of the date of this Agreement. SP Holdings and each CNX Party is (or will be once formed) duly qualified as a foreign limited partnership or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.
3.2    Authority and Approval; Enforceability. Each CNX Party has the power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each CNX Party of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited partnership or limited liability company action of such CNX Party. Each of this Agreement and any other Transaction Document to which each CNX Party is or will be a party constitutes or will constitute, upon execution and delivery by such CNX Party, the valid and binding obligation of such CNX Party, enforceable against such CNX Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3    No Conflict. Each of this Agreement, the other Transaction Documents to which a CNX Party is or will be a party and the execution and delivery hereof and thereof by such CNX Party does not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)    conflict with any of the provisions of the certificate of formation or limited partnership agreement or limited liability company agreement of such CNX Party;
(b)    conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to such CNX Party;
(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which such CNX Party is a party or by which it is bound or to which the CNX Interests are subject;
(d)    result in the creation of, or afford any Person the right to obtain, any Lien on the CNX Interests under any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which such CNX Party is a party or by which it is bound or to which any of the CNX Interests are subject; or
(e)    result in the revocation, cancellation, suspension or modification of any Consent possessed by such CNX Party that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;
except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect.
3.4    Consents. Except with respect to any approvals required under the HSR Act, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority or other Person (each a “Consent”) is required to be obtained or made by or with respect to any CNX Party or the CNX Interests in connection with:
(a)    the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or
(b)    the enforcement against such CNX Party of its obligations hereunder and thereunder;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.
3.5    Proceedings; Laws and Regulations.
(a)    There are no pending or, to the Knowledge of CNX Gathering, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Proceedings”) against CNX Gathering or against or affecting the CNX Interests or the CNX Shirley-Penns Assets, at law or in equity, that would individually, or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending or, to the Knowledge of CNX Gathering, threatened to which CNX Gathering is or may become a party that questions or involves the validity or enforceability of any of its obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby. To the Knowledge of CNX Gathering, there are no pending or threatened Proceedings against DevCo III LP or against or affecting the DevCo Interests or the DevCo Shirley-Penns Assets, at law or in equity, that would individually, or in the aggregate, have a Material Adverse Effect.
(b)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, CNX Gathering is not in violation of, or default under, any law, regulation or any order of any Governmental Authority. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of CNX Gathering, DevCo III LP is not in violation of, or default under, any law, regulation or order of any Governmental Authority with respect to the DevCo Shirley-Penns Assets.
3.6    Management Projections and Budgets. Over the course of the negotiation and review of the Transaction, CNX Gathering and representatives of certain of its Affiliates have provided various materials to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review of the Transaction and the CNX Interests, including various presentations, budgets and financial models and including all updates and revisions to such materials (all such materials, collectively, the “Conflicts Committee Information”). With respect to the Conflicts Committee Information:
(a)    the projections, budgets and other forward-looking information included in the Conflicts Committee Information, when considering all updates and revisions provided as a part thereof, have a reasonable basis, were prepared in good faith and are consistent with the current expectations of the management of CNX Gathering and its Affiliates; and
(b)    to the Knowledge of CNX Gathering, the Conflicts Committee Information (considering all updates and revisions provided as a part thereof) does not contain any misstatement of a material fact or any omission of a material fact necessary to make the Conflicts Committee Information, taken as a whole and in the light of the circumstances under which it was made, not misleading.
3.7    Title to Interests.
(a)    The CNX Interests (i) represent a 95% member interest in SP Holdings and (ii) were duly authorized and validly issued and are fully paid and non-assessable. The CNX Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the CNX Interests or any contract, arrangement or agreement to which CNX Gathering or any of its Affiliates is a party or to which it or any of their respective properties or assets is otherwise bound.
(b)    The DevCo Interests (i) represent a 5% member interest in SP Holdings and (ii) were duly authorized and validly issued and are fully paid and non-assessable. The DevCo Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the DevCo Interests or any contract, arrangement or agreement to which CNX Gathering or any of its Affiliates is a party or to which it or any of their respective properties or assets is otherwise bound.
(c)    CNX Gathering has good and valid record and beneficial title to the CNX Interests, free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws and any Lien under the CNX Credit Facility), and, except as provided or created by the organizational documents of SP Holdings, the Securities Act or applicable securities laws, the CNX Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the CNX Interests, or for the repurchase or redemption of the CNX Interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to the CNX Interests, free and clear of any Liens (other than restrictions on transfer under applicable federal and state securities laws).
(d)    DevCo III LP has good and valid record and beneficial title to the DevCo Interests, free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws and any Lien under the CNX Credit Facility), and, except as provided or created by the organizational documents of SP Holdings, the Securities Act or applicable securities laws, the DevCo Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the DevCo Interests, or for the repurchase or redemption of the DevCo Interests. Immediately after the Closing, DevCo I LP will have good and valid record and beneficial title to the DevCo Interests, free and clear of any Liens (other than restrictions on transfer under applicable federal and state securities laws).
3.8    Brokerage Arrangements. None of CNX Gathering or any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
3.9    No Preferential Rights. Neither the CNX Interests nor the DevCo Interests are subject to any right or agreement (other than this Agreement) that enables any Person to purchase or acquire, including by way of a right of first refusal, right of first offer, or similar right, the CNX Interests or the DevCo Interests or any portion of or interest in the CNX Interests or the DevCo Interests, in each case, as a result of or in connection with (a) the assignment or other transfer of the CNX Interests or the DevCo Interests, as applicable, (b) the execution, delivery or performance of this Agreement or (c) the consummation of the transactions contemplated hereby.
3.10    Real Property; Rights-of-Way.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, CNX Gathering or DevCo III LP has, and immediately after the Closing, SP Holdings will have, in each case, to the extent and only to the extent related to the Shirley-Penns Assets, (i) good and marketable title to all real property CNX Gathering or DevCo III LP owns in fee simple and the improvements located thereon (the “Owned Real Property”), (ii) valid leasehold estate in all real property and buildings held under lease by CNX Gathering or DevCo III LP (the “Leased Real Property”) and (iii) good title to all tangible personal property, in each case, free and clear of all Liens except Permitted Liens (or with respect to CNX Gathering, Liens pursuant to the CNX Credit Facility) provided, that, with respect to any real property and buildings held under lease by CNX Gathering or DevCo III LP, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of CNX Gathering or DevCo III LP, respectively, taken as a whole as they have been used consistent with past practice of CNX Gathering or DevCo III, LP, as applicable. With respect to the Leased Real Property all leases and subleases are in full force and effect with respect to CNX Gathering or DevCo III LP, as applicable, and neither CNX Gathering nor DevCo III LP has received any written notice of a breach or default thereunder, whether actual or alleged and, to the Knowledge of CNX Gathering, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default under any such lease or sublease, except for any such failures, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    CNX Gathering or DevCo III LP has, and immediately after the Closing, SP Holdings will have, such consents, easements, rights-of-way, permits and licenses from each Person, including Governmental Authorities (collectively, the “Rights-of-Way” and together with the Owned Real Property and Leased Real Property, the “Real Property”) as are sufficient to operate the Shirley-Penns Assets in the ordinary course of business consistent with past practice and in material compliance with applicable laws, except for such Rights-of-Way the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to the Rights-of-Way, (i) CNX Gathering or DevCo III LP, as applicable, has fulfilled and performed all its material obligations thereunder and no default or other event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any of the Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) none of the Rights-of-Way contains any restriction on CNX Gathering or DevCo III LP, as applicable, except for such restrictions, taken as a whole, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.11    Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Shirley-Penns Assets are in compliance with applicable Environmental Laws; (b) to the Knowledge of CNX Gathering, no circumstances exist with respect to the Shirley-Penns Assets that give rise to an obligation by CNX Gathering or DevCo III LP, as applicable, to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Shirley-Penns Assets are not subject to any pending or, to the Knowledge of CNX Gathering, threatened in writing, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as potentially responsible party under the United States Comprehensive Environmental Response, Compensation, and Liability Act, or a similar designation under similar laws); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by CNX Gathering or DevCo III LP under any Environmental Law in connection with the Shirley-Penns Assets as now being operated have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the Shirley-Penns Assets except in compliance with applicable Environmental Law.
3.12    Shirley-Penns Assets.
(a)    The CNX Shirley-Penns Assets include all of the assets and properties owned or held by CNX Gathering or any of its Affiliates that primarily relate to the Gathering System. Assuming the Partnership Parties take no actions with respect to the DevCo Shirley-Penns Assets other than as contemplated by Section 5.2, the DevCo Shirley-Penns Assets include all of the assets and properties owned or held by DevCo III LP that primarily relate to the Gathering System.
(b)    To the Knowledge of CNX Gathering, during the period from and after January 1, 2017 through the date of this Agreement, the Shirley-Penns Assets have been operated by DevCo III LP in the ordinary course of business consistent with past practices and in material compliance with applicable laws. During the period from the adoption of the CNX GGA through the date of this Agreement, the Shirley-Penns Assets have been operated by DevCo III LP in material compliance with the CNX GGA.
3.13    Permits.
(a)    As of the date of this Agreement, CNX Gathering, the Partnership or one of its wholly-owned subsidiaries has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the operation of the Shirley-Penns Assets in the ordinary course of business consistent with past practice and in material compliance with applicable laws (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Material Adverse Effect.
(b)    All Permits are validly held by CNX Gathering, the Partnership or one of its wholly-owned subsidiaries and are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.
(c)    CNX Gathering, the Partnership or one of its wholly-owned subsidiaries, as applicable, has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Material Adverse Effect.
(d)    The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing) will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    No proceeding is pending or, to the Knowledge of CNX Gathering, threatened in writing with respect to any alleged failure by CNX Gathering, the Partnership or one of its wholly-owned subsidiaries to have any material Permit necessary for the operation of the Shirley-Penns Assets.
(f)    No representation or warranty is made in this Section 3.13 with respect to compliance with Environmental Laws, which are addressed exclusively in Section 3.11.
3.14    Contracts.
(a)    Exhibit D-2 contains a true and complete listing of the material contracts and other agreements with respect to the Shirley-Penns Assets, operations and business, to which CNX Gathering is a party (each such contract or agreement being referred to herein as a “Material Contract”). DevCo III LP is not a party to any material contract with respect to the Shirley-Penns Assets other than the CNX GGA.
(b)    CNX Gathering has made available to the Partnership Parties a correct and complete copy of each Material Contract.
(c)    (i) CNX Gathering is not in breach or default; and (ii) to the Knowledge of CNX Gathering, no other party to any Material Contract is in breach or default, nor has any other party repudiated any provision of the Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.15    Insurance. The Shirley-Penns Assets are covered by, and immediately after the Closing will be insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary for companies of similar size and complexity as DevCo III LP in the same industry, and consistent with past practice. All such insurance policies are in full force and effect, and all premiums due and payable on such policies will be paid through the date of Closing. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by DevCo III LP other than in the ordinary course of business.
3.16    Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) all Tax Returns required to be filed by or with respect to the Shirley-Penns Assets or operations have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed with respect to the Shirley-Penns Assets or operations, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the Shirley-Penns Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any of the Shirley-Penns Assets or operations, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (d) prior to the transactions described in Section 5.2(d), SP Holdings is disregarded as an entity separate from its owner for United States federal income tax purposes; and (e) there is no pending action, proceeding, audit or investigation for assessment or collection of Taxes, and no Tax assessment, deficiency or adjustment has been asserted or proposed, with respect to the Shirley-Penns Assets or operations.
3.17    No Other Representations or Warranties. Except for the representations and warranties made in this Article III, CNX Gathering makes no other express or implied representation or warranty with respect to the CNX Interests, the Shirley-Penns Assets and/or the transactions contemplated by this Agreement or any Transaction Documents and disclaims any other representations or warranties.
Article IV.
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES
The Partnership Parties hereby, jointly and severally, represent and warrant to CNX Gathering that:
4.1    Organization and Existence. Each Partnership Party has been duly formed and is validly existing as a limited liability company or limited partnership, as the case may be, and is in good standing under the laws of the State of Delaware, with full limited liability company power or limited partnership power, as the case may be, and authority to own, lease and operate its properties and to conduct its business as and where such properties are owned, leased and operated and such business is conducted as of the date of this Agreement. Each Partnership Party is duly qualified as a foreign limited liability company or limited partnership, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.
4.2    Authority and Approval; Enforceability. Each Partnership Party has the limited liability company power or limited partnership power, as the case may be, and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each Partnership Party of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company or limited partnership, as the case may be, action of such Partnership Party. Each of this Agreement and any other Transaction Document to which each Partnership Party is or will be a party constitutes or will constitute, upon execution and delivery by such Partnership Party, the valid and binding obligation of such Partnership Party, enforceable against such Partnership Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3    No Conflict. Each of this Agreement, the other Transaction Documents to which each Partnership Party is or will be a party and the execution and delivery hereof and thereof by such Partnership Party do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)    conflict with any of the provisions of the certificate of formation, limited liability company agreement, certificate of limited partnership, partnership agreement or other organizational document of such Partnership Party;
(b)    conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to such Partnership Party;
(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which such Partnership Party is a party or by which it is bound; or
(d)    result in the revocation, cancellation, suspension or modification of any Consent possessed by such Partnership Party that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;
except, in the case of clauses (b), (c), and (d), as would not have, individually or in the aggregate, a Material Adverse Effect.
4.4    Consents. Except with respect to any approvals required under the HSR Act, no Consent is required to be obtained or made by or with respect to any Partnership Party in connection with:
(a)    the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or
(b)    the enforcement against such Partnership Party of its obligations hereunder and thereunder;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.
4.5    Laws and Regulations; Litigation. There are no pending or, to the knowledge of the Partnership Parties, threatened Proceedings against any Partnership Party that would individually, or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Partnership Party is the subject of any violation of or default under any law or regulation or under any order of any Governmental Authority. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending or, to the knowledge of the Partnership Parties, threatened to which any Partnership Party is or may become a party that questions or involves the validity or enforceability of any of its obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.
4.6    Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Purchase Price to be paid by the Partnership pursuant to this Agreement is fair, from a financial point of view, to the Partnership and to the Public Unitholders.
4.7    Brokerage Arrangements. None of the Partnership or any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate CNX Gathering or its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
4.8    No Other Representations or Warranties. Except for the representations and warranties made in this Article IV, the Partnership Parties make no other express or implied representation or warranty with respect to the transactions contemplated by this Agreement or the other Transaction Documents and disclaim any other representations or warranties.
Article V.
COVENANTS AND AGREEMENTS
5.1    Interim Operation of the Shirley-Penns Assets. Except as provided by this Agreement or consented to by the Partnership, each of CNX Gathering and DevCo III LP covenants and agrees that, from and after the execution of this Agreement until the Closing, it will (or will cause SP Holdings to):
(a)    subject to interruptions resulting from force majeure, mechanical breakdown and planned maintenance, in each case, operate the Shirley-Penns Assets in the usual, regular and ordinary manner consistent with past practice, in material compliance with applicable laws and in compliance with the CNX GGA, including any expansion of the Shirley Station (as such station is identified in the CNX GGA);
(b)    give prompt notice to the Partnership of any emergency requiring immediate action, or any emergency action taken, in the event of serious risk to life, property or the environment (including prevention of environmental contamination);
(c)    not sell, transfer, assign, convey or otherwise dispose of any of the Shirley-Penns Assets other than sales of equipment that is no longer necessary in the operation of the Shirley-Penns Assets or for which replacement equipment has been obtained; and
(d)    not permit any Lien to be imposed on the Shirley-Penns Assets other than Permitted Liens.
5.2    Reorganization.
(a)    Prior to the Closing Date, but in no event later than the second business day prior to the Closing Date, DevCo III LP shall form SP Holdings by (i) filing with the Secretary of State of the State of Delaware a certification of formation for limited liability company and (ii) adopting a limited liability company agreement of SP Holdings, in each case, in form reasonably acceptable to CNX Gathering and the Partnership. DevCo III LP shall not transfer or convey any of the membership interests in SP Holdings (the “SP Holdings Interests”) prior to the SP Holdings Distribution.
(b)    Prior to the Closing Date, but in no event later than the first business day prior the Closing Date, but effective for all purposes as of the Effective Time, DevCo III LP shall contribute, assign, transfer, convey and deliver to SP Holdings, and DevCo III LP shall cause SP Holdings to receive and accept, the DevCo Shirley-Penns Assets. DevCo III LP shall reserve and retain, and the DevCo Shirley-Penns Assets shall not include, the Excluded Assets. To effect such contribution and assignment, DevCo III LP shall, and shall cause SP Holdings to, execute, acknowledge and deliver sufficient counterparts of the DevCo Assignment to facilitate recording of the DevCo Assignment in the applicable counties.
(c)    Prior to the Closing Date, but in no event later than the first business day prior the Closing Date, but effective for all purposes as of the Effective Time, CNX Gathering shall assign, transfer, convey and deliver to SP Holdings, and DevCo III LP shall cause SP Holdings to receive and accept, the CNX Shirley-Penns Assets. To effect such contribution and assignment, CNX Gathering shall, and DevCo III LP shall cause SP Holdings to, execute, acknowledge and deliver sufficient counterparts of the CNX Assignment to facilitate recording of the CNX Assignment in the applicable counties.
(d)    On the Closing Date immediately prior to the Closing, and for the avoidance of doubt following the transactions contemplated by Section 5.2(a), Section 5.2(b) and Section 5.2(c), (such distributions and conveyances contemplated by this Section 5.2(d), the “SP Holdings Distribution”):
(i)    DevCo III LP hereby (A) distributes all of the membership interests in and to SP Holdings to its partners pro rata in accordance with their ownership interests in DevCo III LP, with the DevCo Interests being distributed to GP III and the CNX Interests being distributed to CNX Gathering, in each case, free and clear of all Liens (other than restrictions under securities laws) and (B) designates GP III as the managing member of SP Holdings;
(ii)    following such distribution from DevCo III LP as contemplated in Section 5.2(d)(i), GP III distributes the DevCo Interests to OpCo, free and clear of all Liens (other than restrictions under securities laws), and OpCo receives, accepts and acquires the DevCo Interests;
(iii)    following such distribution from GP III as contemplated in Section 5.2(d)(ii), OpCo contributes, transfers, assigns and conveys the DevCo Interests to GP I, free and clear of all Liens (other than restrictions under securities laws) and GP I receives, accepts and acquires the DevCo Interests; and
(iv)    following such contribution from OpCo as contemplated in Section 5.2(d)(iii), GP I contributes, transfers, assigns and conveys the DevCo Interests to DevCo I LP, free and clear of all Liens (other than restrictions under securities laws) and DevCo I LP receives, accepts and acquires the DevCo Interests.
(e)    To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the transfers related to the SP Holdings Distribution.
(f)    The Partnership understands and acknowledges that (i) the bonds, letters of credit, guarantees, deposits and other pre-payments, if any, posted by DevCo III LP or CNX Gathering, as applicable, with any Governmental Authorities or any other third parties and (ii) certain permits held by DevCo III LP or CNX Gathering, as applicable, in each case, relating to the Shirley-Penns Assets may not be transferable to SP Holdings. As soon as reasonably practicable, the Partnership shall obtain, or cause SP Holdings or DevCo I LP to obtain, any bonds, guarantees, deposits and other pre-payments or permits required by any Governmental Authority to own or operate the Shirley-Penns Assets.
5.3    Consents. With respect to each Consent applicable to the transfer of any of the Shirley-Penns Assets, if any, prior to the Reorganization, DevCo III LP or CNX Gathering, as applicable, shall send to the holder of each such Consent (other than a customary post-closing consent) a notice seeking such holder’s consent to the transactions contemplated hereby. DevCo III LP or CNX Gathering, as applicable, shall use its commercially reasonable efforts, with reasonable assistance from the Partnership (including the Partnership providing assurances of financial condition and operator qualifications as reasonably requested), to obtain all Consents.
(a)    If DevCo III LP or CNX Gathering, as applicable, fails to obtain a Hard Consent prior to the Reorganization then, in each case, the Shirley-Penns Asset (or portion thereof) affected by such un-obtained Hard Consent shall be excluded from the Shirley-Penns Assets to be assigned to SP Holdings and shall be deemed to be an Excluded Asset until such time as such affected Shirley-Penns Asset is assigned to SP Holdings. In the event that any such Hard Consent (with respect to a Shirley-Penns Asset excluded pursuant to this Section 5.3 that was not obtained prior to the Reorganization) is obtained following the Reorganization, then DevCo III LP or CNX Gathering, as applicable, shall promptly assign such Shirley-Penns Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Hard Consent to SP Holdings, pursuant to an instrument in substantially the same form as the DevCo Assignment or CNX Assignment, with such assignment being effective as of the Effective Time. Until any such Hard Consent is obtained or waived, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Partnership the benefit of the Shirley-Penns Assets and the burdens of the Assumed Liabilities with respect to the Shirley-Penns Assets subject to such un-obtained Hard Consent.
(b)    If DevCo III LP or CNX Gathering, as applicable, fails to obtain a Consent that is not a Hard Consent, then the Shirley-Penns Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by DevCo III LP or CNX Gathering, as applicable, to SP Holdings as part of the Shirley-Penns Assets.
5.4    HSR Act. If applicable, within 14 days following the execution by the Parties of this Agreement, each Party shall prepare and simultaneously file with the applicable Governmental Authorities the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. The Parties agree to respond promptly to any inquiries from any Governmental Authority concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with such Party’s compliance with the HSR Act. Each Party shall keep the other fully advised with respect to any requests from or communications with the any Governmental Authority concerning such filings and shall consult with each other with respect to all responses thereto. Each of the Parties shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.
5.5    Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.
5.6    Financing Cooperation. From and after the execution of this Agreement, CNX Gathering shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide all customary cooperation as reasonably requested by the Partnership (including causing its and their representatives and auditors to so cooperate) to assist the Partnership in the arrangement of any capital markets debt or equity financing, any bank debt, or any other financing arrangement necessary or desirable to fund the Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any necessary offering documents related thereto (the “Financing”).
5.7    Tax Covenants.
(a)    The Parties agree that the income related to the CNX Interests for the period up to and including the Closing Date will be reflected on the federal income Tax Return of CNX Gathering and that the members of CNX Gathering shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the CNX Interests for the period after the Closing Date will be reflected on the federal income Tax Return of the Partnership and that the partners of the Partnership shall bear the liability for any Taxes associated with such income.
(b)    The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the purposes of this Section 5.7, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and the CNX Gathering will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the CNX Interests relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and CNX Gathering each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
Article VI.
CONDITIONS TO CLOSING
6.1    Conditions to the Obligations of Each Party. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:
(a)    if applicable, (i) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (ii) notice of early termination shall have been received, or (iii) a consent order shall have been issued by or from the applicable Governmental Authorities and any other necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents; and
(b)    no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect.
6.2    Conditions to the Obligations of the Partnership Parties. The obligation of the Partnership Parties to proceed with the Closing is subject to the satisfaction or waiver by the Partnership Parties on or prior to the Closing Date of the following conditions:
(a)    CNX Gathering shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;
(b)    (i) the Fundamental Representations shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of CNX Gathering made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;
(c)    CNX Gathering shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of CNX Gathering confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “CNX Closing Certificate”);
(d)    CNX Gathering shall have delivered or be ready, willing and able to deliver to the Partnership the Closing deliverables set forth in Section 7.2;
(e)    between the date of this Agreement and the Closing Date, there shall not have been a Material Adverse Effect with respect to CNX Gathering; and
(f)    the Partnership shall have received sufficient proceeds in the Financing, on terms and conditions that are reasonably satisfactory to the Partnership, to fulfill its obligations required for funding the Purchase Price.
6.3    Conditions to the Obligations of CNX Gathering. The obligation of CNX Gathering to proceed with the Closing is subject to the satisfaction or waiver by CNX Gathering on or prior to the Closing Date of the following conditions:
(a)    the Partnership Parties shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;
(b)    the representations and warranties of the Partnership Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;
(c)    the Partnership shall have delivered to CNX Gathering a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);
(d)    the Partnership Parties shall have delivered or be ready, willing and able to deliver the Closing deliverables set forth in Section 7.3; and
(e)    between the date of this Agreement and the Closing Date, there shall not have been a Material Adverse Effect with respect to any Partnership Party.
Article VII.
CLOSING
7.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on the second business day following the satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that, by their nature, are not capable of being satisfied until the Closing), or such other time and date mutually agreed to by the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing will be deemed effective at 12:01 a.m., Houston, Texas time on the Closing Date.
7.2    Deliveries by CNX Gathering. At the Closing, CNX Gathering will deliver (or cause to be delivered) to the Partnership the following:
(a)    a counterpart to the CNX GGA Amendment, duly executed by CNX.
(b)    a counterpart to the SP Holding Assignment, duly executed by CNX Gathering;
(c)    the CNX Closing Certificate, duly executed by an officer of CNX Gathering;
(d)    documentation evidencing a release of Lien under the CNX Credit Facility with respect to the CNX Interests; and
(e)    such other documents, certificates and other instruments as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
7.3    Deliveries by the Partnership Parties. At the Closing, the Partnership Parties will deliver (or cause to be delivered) to CNX Gathering the following:
(a)    the Purchase Price, by wire transfer of immediately available funds to an account specified in writing by CNX Gathering;
(b)    a counterpart to the CNX GGA Amendment, duly executed by the Partnership Parties;
(c)    a counterpart to the SP Holding Assignment, duly executed by DevCo I LP;
(d)    the Partnership Closing Certificate, duly executed by an officer of the General Partner; and
(e)    such other documents, certificates and other instruments as may be reasonably requested by CNX Gathering prior to the Closing Date to carry out the intent and purposes of this Agreement.
Article VIII.
INDEMNIFICATION
8.1    Indemnification of CNX Gathering. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership Parties shall, jointly and severally, indemnify and hold CNX Gathering and its Affiliates, directors, officers, employees, agents and representatives (together with CNX Gathering, the “CNX Indemnitees ”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the CNX Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership Parties contained in this Agreement, (a) any breach of any agreement or covenant contained in this Agreement on the part of the Partnership Parties or (a) any of the Assumed Liabilities.
8.2    Indemnification of the Partnership Parties. Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of CNX Gathering in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect. From and after the Closing Date, subject to the other provisions of this Article VIII, CNX Gathering shall indemnify and hold the Partnership Parties and their respective Affiliates, directors, officers, employees, agents and representatives, and the directors, officers, employees, agents and representatives of the General Partner (together with the Partnership Parties, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of CNX Gathering contained in this Agreement or (a) any breach of any agreement or covenant contained in this Agreement on the part of CNX Gathering.
8.3    Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.
8.4    Right to Contest and Defend.
(a)    The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4(a) by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
(b)    Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
8.5    Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
8.6    Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
8.7    Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including insurance proceeds) credited to or received by the other party related to the Damages.
8.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), CNX Gathering shall not be liable for those Damages unless the aggregate amount of Damages exceeds $2,650,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that CNX Gathering shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $39,750,000 (the “Cap”) less the Deductible.
(b)    Notwithstanding Section 8.8(a), to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes, CNX Gathering shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, CNX Gathering shall be fully liable for Damages pursuant to Section 8.2(b) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.
(c)    To the extent the CNX Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership Parties shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership Parties shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.
(d)    Notwithstanding Section 8.8(c), to the extent the CNX Indemnitees are entitled to indemnification for Damages for claims arising from fraud, the Partnership Parties shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership Parties shall be fully liable for Damages pursuant to Section 8.1(b) or Section 8.1(c) without regard to the Deductible or the Cap.
8.9    Survival.
(a)    The liability of CNX Gathering for the breach of any of the representations and warranties of CNX Gathering set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.7 and Section 3.8 (the “Fundamental Representations”) shall be limited to claims for which the Partnership Parties deliver written notice to CNX Gathering on or before the date that is three years after the Closing Date. The liability of CNX Gathering for the breach of any of the representations and warranties of CNX Gathering set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership Parties deliver written notice to CNX Gathering on or before the date that is 18 months after the Closing Date; provided, however, that the liability of CNX Gathering for Damages for claims related to or arising from Taxes shall be limited to claims for which the Partnership Parties deliver written notice to CNX Gathering on or before the date that is 90 days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.
(b)    The liability of the Partnership Parties for the breach of any of the representations and warranties of the Partnership Parties set forth in Section 4.1, Section 4.2, Section 4.3(a), and Section 4.7 shall be limited to claims for which CNX Gathering delivers written notice to the Partnership Parties on or before the date that is three years after the Closing Date. The liability of the Partnership Parties for the breach of any of the representations and warranties of the Partnership Parties set forth in Article IV other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), and Section 4.7 shall be limited to claims for which CNX Gathering delivers written notice to the Partnership Parties on or before the date that is 18 months after the Closing Date.
8.10    Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents)).
8.11    Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
8.12    Knowledge. The Partnership Indemnitees’ and the CNX Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.
Article IX.
TERMINATION
9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of CNX Gathering and the Partnership;
(b)    by either CNX Gathering or the Partnership in writing after June 1, 2018, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;
(c)    by either CNX Gathering or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or
(d)    by either CNX Gathering or the Partnership in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.
9.2    Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2, Section 10.1, Section 10.3 and Section 10.4. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by a Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including, if applicable, legal fees and fees paid to the Financial Advisor, in either case, incurred by the Partnership or the Conflicts Committee).
Article X.
MISCELLANEOUS
10.1    Expenses. Unless otherwise specifically provided in this Agreement, each of the Parties shall pay its own expenses incident to (a) this Agreement and the other Transaction Documents and (b) all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.
10.2    Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for the account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.
10.3    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt), (ii) delivered by a recognized overnight delivery service (delivery fees prepaid) or (iii) sent by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed by written confirmation), in each case to the appropriate address set forth below:
If to CNX Gathering, addressed to:
CNX Gathering LLC
1000 CONSOL Energy Drive
Canonsburg, Pennsylvania 15317
Attention: General Counsel

with copies (which shall not constitute notice) to:
CNX Resources Inc.
1000 CONSOL Energy Drive
Canonsburg, Pennsylvania 15317
Attention: General Counsel

If to any of the Partnership Parties, addressed to:
CNX Midstream Partners LP
c/o CNX Midstream GP LLC
1000 CONSOL Energy Drive
Canonsburg, Pennsylvania 15317
Attention: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
10.4    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
10.5    Public Statements. The Parties shall consult with each other with respect to public announcements or statements, and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.
10.6    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.
10.7    Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the Parties or if such supplement, modification or waiver is with respect to Section 5.6, executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Any amendment or waiver of this Agreement by the Partnership Parties made prior to the Closing shall be approved in advance by the Conflicts Committee.
10.8    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party or CNX without the prior written consent of the other parties hereto.
10.9    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
10.10    Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.11    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party or other Person executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

CNX MIDSTREAM PARTNERS LP By: CNX Midstream GP LLC, its general partner By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer
CNX MIDSTREAM DEVCO I LP By: CNX Midstream DevCo I GP LLC, its general partner By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer
CNX MIDSTREAM DEVCO III LP By: CNX Midstream DevCo III GP LLC, its general partner By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer
CNX GATHERING LLC By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer

FOR PURPOSES OF SECTION 5.2 ONLY:

CNX MIDSTREAM DEVCO I GP LLC By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer
CNX MIDSTREAM DEVCO III GP LLC By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer
CNX MIDSTREAM OPERATING COMPANY LLC By: /s/ Timothy C. Dugan Name: Timothy C. Dugan Title: Chief Operating Officer

Signature Page to Purchase and Sale Agreement

APPENDIX I

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to CNX Gathering and the General Partner, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include CNX Gathering, the General Partner or any of their subsidiaries (other than a Group Member).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Applicable Contracts” means all contracts, instruments and agreements, in each case, whether written or oral, to which DevCo III LP is a party and by which any Shirley-Penns Asset is bound and that will be binding on SP Holdings after the Reorganization, including gathering, transportation and marketing agreements; hydrocarbon storage agreements; operating agreements; balancing agreements; processing agreements; crossing agreements; facilities or equipment leases; and other similar contracts and agreements held by DevCo III LP and relating to the Shirley-Penns Assets.
“Asset Expenses” has the meaning set forth in Section 2.3(a)(ii).
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Board of Directors” has the meaning set forth in the recitals to this Agreement.
“Cap” has the meaning set forth in Section 8.8(a).
“Closing” has the meaning set forth in Section 7.1.
“Closing Date” has the meaning set forth in Section 7.1.
“CNX” has the meaning set forth in the recitals to this Agreement.
“CNX Assignment” means that certain Assignment and Bill of Sale substantially in the form attached as Exhibit A-2.
“CNX Closing Certificate” has the meaning set forth in Section 6.2(c).
“CNX Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of June 18, 2014, by and among CNX Resources Corporation, the guarantors party thereto from time to time, the lenders and agents party thereto from time to time and PNC Bank, National Association, as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“CNX Gathering” has the meaning set forth in the preamble to this Agreement.
“CNX GGA” has the meaning set forth in the recitals to this Agreement.
“CNX GGA Amendment” has the meaning set forth in the recitals to this Agreement.
“CNX Indemnitees ” has the meaning set forth in Section 8.1.

Appendix I (Page 1)

“CNX Interests” has the meaning set forth in the recitals to this Agreement.
“CNX Parties” means CNX Gathering and DevCo III LP.
“CNX Shirley-Penns Assets” means all of CNX Gathering’s right, title and interest in and to (a) all surface fee interests, surface leases, easements, rights-of-way and other similar surface rights set forth on Exhibit D-1 and (b) the contracts listed on Exhibit D-2.
“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.
“Conflicts Committee Information” has the meaning set forth in Section 3.6.
“Consent” has the meaning set forth in Section 3.4.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Damages” has the meaning set forth in Section 8.1.
“Deductible” has the meaning set forth in Section 8.8(a).
“DevCo Assignment” means that certain Assignment and Bill of Sale substantially in the form attached as Exhibit A-3.
“DevCo I LP” has the meaning set forth in the preamble to this Agreement.
“DevCo III LP” has the meaning set forth in the preamble to this Agreement.
“DevCo Interests” has the meaning set forth in the recitals to this Agreement.
“DevCo Shirley-Penns Assets” means all of DevCo III LP’s right, title and interest in and to the following, less and except the Excluded Assets:
(a)    the existing gas gathering pipelines and related facilities set forth on Exhibit C-2 (the “Gathering System”), together with all other equipment, machinery, fixtures, inventory and supplies and other real, personal and mixed property, operational or nonoperational, primarily used or held for use in connection with the Gathering System, including tubing, pumps, pipes, spare parts, valves, meters, motors, compression equipment, scrubbers, dehydration units, tanks, traps, cathodic protection units, processing and separation facilities, structures and materials (the “Personal Property”);
(b)    all surface fee interests, surface leases, easements, rights-of-way and other similar surface rights located within the area covered by the Shirley-Penns System Maps, including those described on Exhibit C-3, to the extent, and only to the extent, (i) used or held for use in connection with the Gathering System and (ii) necessary to operate the Gathering System as the Gathering System was operated on the Closing Date;

Appendix I (Page 2)

(c)    to the extent assignable, all permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority relating to the Gathering System and/or Personal Property;
(d)    all Applicable Contracts;
(e)    to the extent in DevCo III LP’s possession: (i) land and title records (including abstracts of title, title opinions); (ii) contract files; (iii) correspondence; (iv) maps, operations, environmental, production and accounting records; (v) facility and engineering/well files; (vi) environmental files; and (vii) permitting files, but excluding any of the foregoing items that are primarily used in connection with the ownership or operation of the Excluded Assets;
(f)    to the extent assignable, all claims and causes of action of DevCo III LP arising under or with respect to any Applicable Contracts (including claims for adjustments or refunds);
(g)    all audit rights arising under any of the Applicable Contracts to the extent and only to the extent pertaining to periods from and after the Closing; and
(h)    to the extent assignable, all rights of DevCo III LP to manufacturers’ and contractors warranties and indemnities with respect to any of the other DevCo Shirley-Penns Assets.
“Effective Time” means 12:01 a.m. local time in Pittsburgh, Pennsylvania on January 1, 2018.
“Environmental Laws” means, as in effect as of the Closing Date, all federal, provincial, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including, but not limited to, the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
“Excluded Assets” means all of DevCo III LP’s right, title and interest in and to any assets and properties located outside of the area identified as the “Shirley-Penns Area” on the Shirley-Penns System Maps and not related to the Gathering System.
“Fairness Opinion” has the meaning set forth in the recitals to this Agreement.
“Financial Advisor” has the meaning set forth in the recitals to this Agreement.
“Financing” has the meaning set forth in Section 5.6.
“Fundamental Representations” has the meaning set forth in Section 8.9(a).
“Gathering System” has the meaning set forth in the definition of DevCo Shirley-Penns Assets.
“General Partner” has the meaning set forth in the recitals to this Agreement.
“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or

Appendix I (Page 3)

administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“GP I” has the meaning set forth in the preamble to this Agreement.
“GP III” has the meaning set forth in the preamble to this Agreement.
“Group Member” has the meaning set forth in the Partnership Agreement.
“Hard Consent” means any Consent, (a) for which the failure to obtain such Consent would cause (i) the assignment of the Shirley-Penns Assets affected thereby to the Partnership to be void or (ii) the termination of a Shirley-Penns Asset under the express terms thereof or (b) that is required from a Governmental Authority (other than a customary post-closing consent).
“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indemnity Claim” has the meaning set forth in Section 8.3.
“Knowledge of CNX Gathering” shall mean the actual (and not any constructive or imputed) knowledge of Nicholas Deluliis, Timothy Dugan, Joseph Fink, Stephen Johnson or Donald Rush.
“Leased Real Property” has the meaning set forth in Section 3.10(a).
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.
“Material Adverse Effect” means, with respect to any Party, any change, circumstance, effect or condition that materially adversely affects, delays or prohibits, or could reasonably be expected to materially adversely affect, delay or prohibit, the business, financial condition, assets, liabilities or results of operations of a Party, taken as a whole, such Party’s ability to satisfy its obligations under the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents.

Appendix I (Page 4)

“Material Contract” has the meaning set forth in Section 3.14(a).
“OpCo” has the meaning set forth in the preamble to this Agreement.
“Owned Real Property” has the meaning set forth in Section 3.10(a).
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 3, 2018, as the same may be amended from time to time.
“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).
“Partnership Group” has the meaning set forth in the Partnership Agreement.
“Partnership Indemnitees” has the meaning set forth in Section 8.2.
“Partnership Parties” means the Partnership and DevCo I LP.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Permits” has the meaning set forth in Section 3.13(a).
“Permitted Lien” means any Liens that, individually or in the aggregate, would not (or would not be reasonably expected to) prevent or substantially impair the ownership, operation or use of any of the Shirley-Penns Assets in the ordinary course of business consistent with past practices and in material compliance with applicable laws.
“Personal Property” has the meaning set forth in the definition of DevCo Shirley-Penns Assets.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.
“Proceedings” has the meaning set forth in Section 3.5.
“Public Unitholders” has the meaning set forth in the recitals to this Agreement.
“Purchase Price” has the meaning set forth in Section 2.1.
“Real Property” has the meaning set forth in Section 3.10(b).
“Reorganization” means the transactions contemplated by Section 5.2(a), Section 5.2(b) and Section 5.2(c).
“Rights-of-Way” has the meaning set forth in Section 3.10(b).
“Securities Act” means the Securities Act of 1933, as amended.

Appendix I (Page 5)

“Shirley-Penns Assets” means, collectively, the DevCo Shirley-Penns Assets and the CNX Shirley-Penns Assets.
“Shirley-Penns System Maps” means the maps set forth on Exhibit C-1.
“SP Holdings” has the meaning set forth in the recitals to this Agreement.
“SP Holdings Assignment” means that certain Membership Interest Assignment substantially in the form attached as Exhibit A-1.
“SP Holdings Distribution” has the meaning set forth in Section 5.2(d).
“SP Holdings Interests” has the meaning set forth in Section 5.2(a).
“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.7(b).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Documents” means this Agreement, the SP Holdings Assignment, the CNX Assignment, the DevCo Assignment and any other document delivered pursuant to Section 7.2 or Section 7.3 of this Agreement.
“Transaction Taxes” has the meaning set forth in Section 2.5.

Appendix I (Page 6)